Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus, dated February 27, 2014

Relating to Preliminary Prospectus Supplement dated February 27, 2014

Registration No. 333-179471

WILLIAMS PARTNERS L.P.

$1,000,000,000 4.300% Senior Notes due 2024

$500,000,000 5.400% Senior Notes due 2044

PRICING TERM SHEET

Dated: February 27, 2014

Issuer:	Williams Partners L.P.

Security Type:	4.300% Senior Notes due 2024 (the “2024 notes”) 5.400% Senior Notes due 2044 (the “2044 notes”)

Pricing Date:	February 27, 2014

Settlement Date:	March 4, 2014 (T+3)

Maturity Date:	March 4, 2024 (2024 notes) March 4, 2044 (2044 notes)

Principal Amount:	$1,000,000,000 (2024 notes) $500,000,000 (2044 notes)

Benchmark:	UST 2.750% due February 15, 2024 (2024 notes) UST 3.750% due November 15, 2043 (2044 notes)

Benchmark Price:	100-29 (2024 notes) 102-28 (2044 notes)

Benchmark Yield:	2.646% (2024 notes) 3.592% (2044 notes)

Spread to Benchmark:	+168 bps (2024 notes) +183 bps (2044 notes)

Yield to Maturity:	4.326% (2024 notes) 5.422% (2044 notes)

Coupon:	4.300% (2024 notes) 5.400% (2044 notes)

Public Offering Price:	99.791% (2024 notes) 99.676% (2044 notes)

Make-Whole Call:	At any time prior to December 4, 2023 T+25 bps (2024 notes) At any time prior to September 4, 2043 T+30 bps (2044 notes)

Par Call:	On or after December 4, 2023 (2024 notes) On or after September 4, 2043 (2044 notes)

Interest Payment Dates:	March 4 and September 4, commencing September 4, 2014 (2024 notes) March 4 and September 4, commencing September 4, 2014 (2044 notes)

CUSIP / ISIN:	96950F AM6 / US96950FAM68 (2024 notes) 96950F AN4 / US96950FAN42 (2044 notes)

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:	DNB Markets, Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc. BBVA Securities Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC BOSC, Inc. Raymond James & Associates, Inc.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at toll-free 1-800-294-1322; Deutsche Bank Securities Inc. at toll-free at 1-800-503-4611; or RBC Capital Markets, LLC at toll-free (866) 375-6829.